Exhibit 99.1

News Release

Cenveo Announces Appointments of New Directors

STAMFORD, CT – (September 18, 2013) – Cenveo, Inc. (NYSE: CVO) today announced that Robert G. Burton, Jr. and Dr. Susan Herbst have been appointed to the Company’s Board of Directors.

Mr. Burton currently serves as President of Cenveo and has served in various roles with increasing responsibility since 2005. Mr. Burton was previously President of Burton Capital Management, LLC.  Mr. Burton has over 16 years of business and industry experience as an investor relations, M&A and financial professional.  Mr. Burton also held various management positions at Moore Wallace Incorporated and World Color Press, Inc. He earned a Bachelor of Arts degree from Vanderbilt University.  He and his wife Stacey, who also graduated from Vanderbilt, live in Fairfield County with their four children.

Dr. Herbst is an esteemed scholarly writer having authored numerous books, textbooks, journal articles and conference papers throughout her career. She spent 14 years at Northwestern University, joining the faculty in 1989. There, she held a variety of positions including Professor of Political Science and Communications Studies and Chair of the Department. She later served as Dean of the College of Liberal Arts at Temple University, Officer in Charge at The University at Albany, State University of New York, and Executive Vice Chancellor and Chief Academic Officer at The University System of Georgia. She is currently the president of the University of Connecticut and serves on the Board of Directors of the American Council on Education. She is a graduate of the University of Southern California, Annenberg School for Communication, Los Angeles, where she earned her Ph.D. in Communication Theory and Research. She earned her undergraduate degree in Political Science from Duke University.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
"I am extremely pleased to announce the appointments of Rob and Susan as Directors of the Company. Rob has been actively involved in setting the future direction of our company and has successfully completed every assignment that the board has given him. His intimate knowledge of the company and his broad industry knowledge make him a great addition to the Board. Susan’s ability to both successfully manage and transform multi-billion academic enterprises speaks volumes about what she will bring to Cenveo. I couldn’t think of a better fit than her. Over her professional career she has proven to be an outstanding leader, a strategic thinker, and a skilled communicator. She brings a unique perspective to the Board and I want to personally welcome her to our team.”

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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.

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Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.

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